Gladstone Capital Corporation Reports Results for the First Quarter Ended December 31, 2010

- Net Investment Income for the three months ended December 31, 2010 was $4.6 million or $0.22 per common share

- Net Increase in Net Assets Resulting from Operations for the three months ended December 31, 2010 was $2.1 million or $0.10 per common share

MCLEAN, Va., Feb. 7, 2011 /PRNewswire/ -- Gladstone Capital Corporation (Nasdaq: GLAD) (the "Company") today announced earnings for the first quarter ended December 31, 2010.  All per share references are per basic and diluted weighted average common share outstanding, unless otherwise noted.

(Logo:  http://photos.prnewswire.com/prnh/20101005/GLADSTONECAPITAL )

Net Investment Income for 3 Months:  Net Investment Income for the quarter ended December 31, 2010 was $4.6 million, or $0.22 per share, as compared to $4.4 million, or $0.21 per share, for the prior year period, an increase in Net Investment Income of 4.7%.  Net Investment Income increased primarily due to lower interest expenses due to lower borrowings outstanding and the reversal of related fees during the quarter ended December 31, 2010, partially offset by decreased interest income resulting from the reduction in the size of the Company's investment portfolio prior to September 30, 2010.

Net Increase in Net Assets Resulting from Operations for 3 Months:  Net Increase in Net Assets Resulting from Operations for the quarter ended December 31, 2010 was $2.1 million, or $0.10 per share, as compared to $6.3 million, or $0.30 per share, for the prior year period.  The decrease in Net Increase in Net Assets Resulting from Operations from the prior year was primarily driven by net unrealized depreciation of the Company's investment portfolio of $2.9 million for the quarter ended December 31, 2010 compared to net unrealized appreciation of $2.6 million for the prior year period.

Investment Portfolio Fair Value:  The aggregate investment portfolio depreciated during the three months ended December 31, 2010, primarily due to depreciation in the debt of certain of the Company's proprietary investments.  As of December 31, 2010, the entire portfolio was fair valued at 85.1% of cost, which was a decrease of 1.1% from September 30, 2010.

Net Asset Value:  Net asset value was $11.74 per share outstanding as of December 31, 2010, as compared to $11.85 per share outstanding as of September 30, 2010.

Asset Characteristics:  Total assets were $275.5 million as of December 31, 2010, as compared to $270.5 million as of September 30, 2010. At December 31, 2010, the Company had investments in 41 portfolio companies with an aggregate cost basis of $296.6 million and an aggregate fair value of $252.5 million.  As of December 31, 2010, the Company's investment portfolio at fair value was comprised of 97.8% in debt securities and 2.2% in equity securities.

Investment Yield:  The annualized weighted average yield on the Company's interest-bearing portfolio, excluding cash and cash equivalents, was 11.37% for the quarter ended December 31, 2010, as compared to 10.79% for the prior year period.  The weighted average yield varies from period to period based on the current stated interest rate on interest-bearing investments and the amounts of loans for which interest is not accruing.  The increase in the weighted average yield for the quarter ended December 31, 2010 resulted primarily from the repayment of loans with lower stated interest rates subsequent to December 31, 2009.

Highlights for Quarter:  For the quarter ended December 31, 2010, the Company reported the following significant activity:

  New Investment Activity: Funded $9.0 million to five new portfolio companies and $2.8 million of investments to existing portfolio companies through revolver draws or addition of new term notes, for an aggregate of $11.8 million.

  Principal Repayments: Received principal repayments of $13.2 million, which included scheduled principal payments and two full repayments.

  Credit Facility: Amended its credit facility which resulted in a decreased interest rate (LIBOR subject to a minimum rate of 1.5%, plus 3.75% per annum, compared to a prior rate of LIBOR subject to a minimum rate of 2.0%, plus 4.5% per annum).  In addition, the Company is no longer obligated to pay an annual minimum earnings shortfall fee to the committed lenders.

  Distributions:  Paid monthly cash distributions of $0.07 per share for each of the months of October, November and December 2010.

Subsequent Events:  Subsequent to December 31, 2010, the Company:

  Additional Investments:  Funded $2.7 million of additional investments to existing portfolio companies.

  Principal Repayments: Received $11.4 million of repayments, including scheduled amortizations and a repayment from one company.

  Distributions Declared:

Declared	Ex-Dividend	Record Date	Payment Date	Cash Distribution
January 11	January 19	January 21	January 31	$ 0.07
January 11	February 16*	February 21	February 28	0.07
January 11	March 17	March 21	March 31	0.07
Total for the Quarter:				0.21

*Please note that the Company's press release, dated January 11, 2011, had erroneously identified an ex-dividend date of February 17, 2011.  The proper ex-dividend date for the February distribution is February 16, 2011.

Summary Information: The following chart is a summary of some of the information reported above (dollars in thousands, except per share data):
	December 31, 2010	December 31, 2009
For quarter ended:
Net investment income	$4,637	$4,428
Results of operation	2,132	6,326
Average yield on portfolio	11.37%	10.79%
Total dollars invested	$11,794	$2,064
Total dollars repaid	13,245	18,186

As of:	December 31, 2010	September 30, 2010
Fair value as a percent of cost	85.1%	86.2%
Net asset value per share	$11.74	$11.85
Number of investments	41	39
Total assets	$275,497	$270,518

Comments from President Chip Stelljes:  "During the quarter, we invested $9.0 million in five new portfolio companies and received proceeds from repayments of approximately $13.2 million, including the successful exit of two investments.  With a current outstanding balance of $6.6 million on our $127.0 million line of credit, we are actively reviewing new investment opportunities, and we believe that we will be able to increase our new investment activity over the next twelve months."

Conference Call for Stockholders: The Company will hold a conference call on Tuesday, February 8, 2011 at 8:30 am EST.  Please call (800) 860-2442 to enter the conference.  An operator will monitor the call and set a queue for questions. A replay of the conference call will be available through March 10, 2011.  To hear the replay, please dial (877) 344-7529, and use conference number 447117.  The replay will be available approximately one hour after the call concludes.

The live audio broadcast of the Company's quarterly conference call will be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through April 9, 2011.

Warning: The financial statements below are without footnotes so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended December 31, 2010, including the footnotes to the financial statements contained therein. The Company has filed the Form 10-Q today with the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneCapital.com. A paper copy can be obtained free of charge by writing to us at 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

Who we are: Gladstone Capital Corporation is a specialty finance company that invests in debt securities consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium-sized businesses. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

The statements in this press release regarding the timing and the Company's ability to increase new investment activity are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results to differ from these forward-looking statements include, among others, the duration and potential future effects of the current economic downturn on its portfolio companies and on the senior loan market, and those factors listed under the caption "Risk Factors" of the Company's Form 10-K for the fiscal year ended September 30, 2010, as filed with the SEC on November 22, 2010. The risk factors set forth in the Form 10-K under the caption "Risk Factors" are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLADSTONE CAPITAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF ASSETS & LIABILITIES (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	December 31,	September 30,
	2010	2010
ASSETS
Cash	$ 6,434	$ 7,734
Investments at fair value
Non-Control/Non-Affiliate investments (Cost of $242,058 and $244,140, respectively)	216,612	223,737
Control investments (Cost of $54,499 and $54,076, respectively)	35,893	33,372
Total investments at fair value (Cost of $296,557 and $298,216, respectively)	252,505	257,109
Interest receivable – investments in debt securities	2,722	2,648
Interest receivable – employees	112	104
Due from custodian	10,764	255
Deferred financing fees	1,651	1,266
Prepaid assets	814	799
Other assets	495	603
TOTAL ASSETS	$ 275,497	$ 270,518

LIABILITIES
Borrowings at fair value (Cost of $24,600 and $16,800, respectively)	$ 25,301	$ 17,940
Accounts payable and accrued expenses	379	752
Interest payable	115	693
Fee due to Administrator	186	267
Fees due to Adviser	1,816	673
Other liabilities	740	947
TOTAL LIABILITIES	28,537	21,272

NET ASSETS	$ 246,960	$ 249,246

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 50,000,000 shares authorized and 21,039,242 shares issued and outstanding at December 31, 2010 and September 30, 2010	$ 21	$ 21
Capital in excess of par value	326,935	326,935
Notes receivable – employees	(7,103)	(7,103)
Net unrealized depreciation on investments	(44,052)	(41,108)
Net unrealized appreciation on borrowings	(701)	(1,140)
Overdistributed net investment income	—	(1,103)
Accumulated net realized losses	(28,140)	(27,256)
TOTAL NET ASSETS	$ 246,960	$ 249,246
NET ASSETS PER SHARE	$ 11.74	$ 11.85

GLADSTONE CAPITAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	Three Months Ended December 31,
	2010	2009
INVESTMENT INCOME
Interest income
Non-Control/Non-Affiliate investments	$ 6,597	$ 8,445
Control investments	1,126	693
Notes receivable from employees	122	113
Total interest income	7,845	9,251
Other income	161	553
Total investment income	8,006	9,804

EXPENSES
Loan servicing fee	842	929
Base management fee	505	721
Incentive fee	1,159	375
Administration fee	186	178
Interest expense	(120)	1,535
Amortization of deferred financing fees	297	494
Professional fees	332	912
Other expenses	220	261
Expenses before credits from Adviser	3,421	5,405
Credits to fees from Adviser	(52)	(29)
Total expenses net of credits to fees	3,369	5,376

NET INVESTMENT INCOME	4,637	4,428

REALIZED AND UNREALIZED (LOSS) GAIN ON:
Net realized loss on investments	—	(920)
Net unrealized (depreciation) appreciation on investments	(2,944)	2,599
Net unrealized depreciation on borrowings	439	219
Net (loss) gain on investments and borrowings	(2,505)	1,898

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$ 2,132	$ 6,326

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS PER COMMON SHARE:
Basic and Diluted	$ 0.10	$ 0.30

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic and Diluted	21,039,242	21,087,574

GLADSTONE CAPITAL CORPORATION FINANCIAL HIGHLIGHTS (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT DATA) (UNAUDITED)
	Three Months Ended December 31,
	2010	2009
Per Share Data(1)
Net asset value at beginning of period	$ 11.85	$ 11.81
Income from investment operations:
Net investment income(2)	0.22	0.21
Net realized loss on investments(2)	—	(0.04)
Net unrealized (depreciation) appreciation on investments(2)	(0.14)	0.12
Net unrealized depreciation on borrowings(2)	0.02	0.01
Total from investment operations	0.10	0.30

Distributions to stockholders(3)	(0.21)	(0.21)
Reclassification of principal on employee note	—	0.02
Net asset value at end of period	$ 11.74	$ 11.92

Per share market value at beginning of period	$ 11.27	$ 8.93
Per share market value at end of period	11.52	7.69
Total return(4)(5)	4.96%	(11.58)%
Shares outstanding at end of period	21,039,242	21,087,574
Statement of Assets and Liabilities Data:
Net assets at end of period	$ 246,960	$ 251,449
Average net assets(6)	247,513	248,874
Senior Securities Data:
Total borrowings at fair value	25,301	73,531
Asset coverage ratio(7)(8)	1,061%	442%
Asset coverage per unit(8)	$ 10,612	$ 4,420
Ratios/Supplemental Data:
Ratio of expenses to average net assets-annualized(9)	5.53%	8.69%
Ratio of net expenses to average net assets-annualized(10)	5.44	8.64
Ratio of net investment income to average net assets-annualized	7.49	7.12

(1)  Based on actual shares outstanding at the end of the corresponding period.

(2)  Based on weighted average basic per share data.

(3)  Distributions are determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under accounting principles generally accepted in the United States of America.

(4)  Total return equals the change in the ending market value of the Company's common stock from the beginning of the period taking into account distributions reinvested in accordance with the terms of the Company's dividend reinvestment plan. Total return does not take into account distributions that may be characterized as a return of capital.

(5)  Amounts were not annualized.

(6)  Average net assets are computed using the average of the balance of net assets at the end of each month of the reporting period.

(7)  As a business development company, the Company is generally required to maintain a ratio of at least 200% of total assets, less all liabilities and indebtedness not represented by senior securities, to total borrowings and guaranty commitments.

(8)  Asset coverage ratio is the ratio of the carrying value of the Company's total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness (including interest payable and guarantees). Asset coverage per unit is the asset coverage ratio expressed in terms of dollar amounts per one thousand dollars of indebtedness.

(9)  Ratio of expenses to average net assets is computed using expenses before credits from our Adviser to the base management and incentive fees but includes income tax expense.

(10)  Ratio of net expenses to average net assets is computed using total expenses net of credits from our Adviser to the base management and incentive fees but includes income tax expense.

CONTACT: Gladstone Capital Corporation, +1-703-287-5893